UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 28, 2017

Date of Report (Date of earliest event reported)

ELITE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-15697	22-3542636
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

165 Ludlow Avenue, Northvale, New Jersey 07647

(Address of principal executive offices)

(201) 750-2646

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 28, 2017, we entered into an exchange agreement (the “Exchange Agreement”) with Nasrat Hakim, our Chief Executive Officer, pursuant to which we issued to Mr. Hakim 23.0344 shares of our newly designated Series J Convertible Preferred Stock (“Series J Preferred”) and Warrants to purchase an aggregate of 79,008,661 shares of our Common Stock (the “Warrants” and, along with the Series J Preferred issued to Mr. Hakim, the “Securities”) in exchange for 158,017,321 shares of our common stock owned by Mr. Hakim.

The exchange was conducted pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

Series J Preferred

Each share of Series J Preferred has a stated value of $1,000,000 (the “Stated Value”). Commencing on the earlier of three years from the date of issuance of the Series J Preferred or the date that Shareholder Approval of an increase in authorized shares is obtained and the requisite corporate action has been effected, each share of Series J Preferred is convertible into shares of Company Common Stock at a rate calculated by dividing the Stated Value by $0.1521 (the “Conversion Price”) (prior to any adjustment, 6,574,622 shares of Common Stock per whole share of Series J Preferred). At present, there is not a sufficient number of authorized but unissued or unreserved shares of Common Stock to permit full conversion of the Securities (the “Authorized Share Deficiency”). Accordingly, the Series J Preferred will not be convertible to the extent that there are not a sufficient number of shares available for issuance upon conversion unless and until Shareholder Approval has been obtained and the requisite corporate action has been effected. Subject to certain exceptions, the Conversion Price is subject to adjustment for any issuances or deemed issuances of common stock or common stock equivalents at an effective price below the then Conversion Price. The Conversion price also is adjustable upon the happening of certain customary events such as stock dividends and splits, pro rata distributions and fundamental transactions.

Holders of Series J Preferred vote, along with the holders of Common Stock, on any matter presented to the shareholders. Each holder of Series J Preferred is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series J Preferred held by such holder are convertible regardless of whether an Authorized Share Deficiency Exists.

The Series J Preferred ranks senior to the Common Stock with respect to the payment of dividends. So long as any shares of Series J Preferred remain outstanding, the Company cannot declare, pay or set aside any dividends on shares of any other of its capital stock, unless the holders receive, a dividend on each outstanding share of Series J Preferred in an amount equal to the dividend the holders would have been entitled to receive upon conversion, in full, of the shares of Series J Preferred regardless of whether an Authorized Share Deficiency Exists. In addition, solely during any period commencing four years after the issuance of the Series J Preferred, provided that the Authorized Share Deficiency still exists, until such time as the Authorized Share Deficiency no longer exists, holders of the Series J Preferred are entitled to receive dividends at the rate per share (as a percentage of the Stated Value per share) of 20% per annum, payable quarterly.

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Upon liquidation, dissolution or winding up of the Company, holders of Series J Preferred are entitled to receive for each share of Series J Preferred Stock, pari passu and pro rata with the holders of Common Stock, out of the Company’s assets, an amount equal to the amount distributable with regard to the number of whole shares of Common Stock into which the shares of Series J Preferred held by the holders are convertible as of the date of the Liquidation regardless of whether an Authorized Share Deficiency exists.

Warrants

The Warrants are exercisable for a period of 10 years from the date of issuance, commencing on the earlier of (i) the date that Shareholder Approval is obtained and the requisite corporate action has been effected; or (ii) April 28, 2020. The initial exercise price is $0.1521 per share and the Warrants can be exercised for cash or on a cashless basis. The exercise price is subject to adjustment for any issuances or deemed issuances of common stock or common stock equivalents at an effective price below the then exercise price. The Warrants provide for other standard adjustments upon the happening of certain customary events. The Warrants are not exercisable during any period when an Authorized Share Deficiency exists and will expire on the expiry date, without regards to the existence of an Authorized Shares Deficiency.

Item 3.02	Unregistered Sales of Equity Securities.

Please see Item 1.01.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Company filed a certificate of designations with the Nevada Secretary of State for the Series J Convertible Preferred Stock. Please see Item 1.01 above for a description of the Series J Convertible Preferred Stock.

The above descriptions of the Exchange Agreement, Warrant and Series J Preferred Stock Certificate of Designations are qualified in their entirety by reference to the full text of these documents, copies of which are attached hereto as Exhibit 10.1, 4.1 and 3.1, respectively, and each of which is incorporated herein in its entirety by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits:

3.1	Series J Preferred Stock Certificate of Designations

4.1	Hakim Warrant dated April 28, 2017

10.1	Hakim Exchange Agreement, dated April 28, 2017

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2017		ELITE PHARMACEUTICALS, INC.

	By:	/s/ Nasrat Hakim
Nasrat Hakim, President and CEO

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